UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

PREMIER BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54563	27-2635666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 31374
El Paso, Texas 79930
(Address of principal executive offices) (zip code)

(814) 786-8849
(Registrant’s telephone number, including area code)

_________________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Directors Notes

On December 2, 2013, we entered into a Directors Bridge Loan Agreement Promissory Note dated November 18, 2013 with each of William A. Hartman, one of our officers and directors, and John S. Borza, one of our directors. Pursuant to each Promissory Note, we borrowed Fifty Thousand Dollars ($50,000). The principal amount of each Promissory Note, plus the Prepayment Premium (defined below), shall be due and payable on or before the earlier of (a) the date which is nine (9) months from the date of the note, or (b) three (3) business days following the receipt by us of funding (net of offering expenses, including finders fees, commissions, legal and other fees, and discounts) from any source, of at least One Million Dollars ($1,000,000) (the “Maturity Date”). The Prepayment Premium shall be determined by multiplying the then-outstanding principal amount of the Promissory Note by the Prepayment Premium based on the following schedule:

No. of Days After Issue Date:	Prepayment Premium:
0-30 days	115%
31-60 days	120%
61-90 days	125%
91-120 days	130%
121 days or more	135%

In the event the Promissory Note is not prepaid prior to the Maturity Date, the Prepayment Premium of 135% shall apply. Interest shall accrue on the outstanding principal amount on an annual basis at a rate of eight percent (8.0%).

Investment Agreement

On December 5, 2013, we entered into an Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC in order to establish a possible source of funding for us. Under the Investment Agreement, Kodiak has agreed to provide us with up to $5,000,000 of funding upon effectiveness of a registration statement on Form S-1.

Following effectiveness of our registration statement, we can deliver a put under the Investment Agreement by selling shares of our common stock to Kodiak and Kodiak will be obligated to purchase the shares. A put transaction must close before we can deliver another put notice to Kodiak. We may request a put by sending a put notice to Kodiak, stating the amount of the put. During the five trading days following a notice, we will calculate the amount of shares we will sell to Kodiak and the purchase price per share. The number of shares of Common Stock that Kodiak shall purchase pursuant to each put notice shall be determined by dividing the amount of the put by the purchase price.

The purchase price per share of common stock will be set at seventy five-percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment. There is no minimum amount we can put to Kodiak at any one time. Pursuant to the Investment Agreement, Kodiak and its affiliates shall not be issued shares of our common stock that would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock.

Kodiak received a one-time issuance of 559,140 shares of our common stock, restricted in accordance with Rule 144, as a commitment for the investment. In addition, we paid a $10,000 document preparation fee to Kodiak.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On or about November 11, 2013, as a commitment fee in connection with the Investment Agreement, we issued an aggregate of 559,140 shares of our common stock, restricted in accordance with Rule 144, to Kodiak Capital Group, LLC. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, and the investor was accredited and familiar with our operations and there was no solicitation in connection with the issuance.

On or about November 18, 2013, we issued 200,000 shares of our common stock, restricted in accordance with Rule 144, to a consultant in exchange for services rendered. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, and the investor was accredited and familiar with our operations and there was no solicitation in connection with the issuance.

Section 9 – Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Directors Bridge Loan Agreement Promissory Note dated November 18, 2013

10.2	Investment Agreement dated December 5, 2013

10.3	Registration Rights Agreement dated December 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Biomedical, Inc.

Dated: December 6, 2013	By:	/s/ William A. Hartman
William A. Hartman
President and Chief Executive Officer